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                                                                   EXHIBIT 10.21


                         INSIGHT HEALTH SERVICES CORP.
                       4440 Von Karman Avenue, Suite 320
                        Newport Beach, California 92660


                                March 28, 1996


Mr. Frank E. Egger
Kovens & Associates, Inc.
12000 Biscayne Boulevard, Suite 803
Miami, Florida  33181

     Re:  Consulting Agreement with Insight Health Services Corp. ("Company")

Dear Frank:

This letter is to confirm our agreement that, commencing upon the closing date of the Merger contemplated by that certain Agreement and Plan of Merger dated as of February 26, 1996, by and among InSight Health Services Corp. (the "Company"), American Health Services Corp. ("AHSC"), AHSC Acquisition Company, Maxum Health Corp., and MXHC Acquisition Company (the "Effective Date"), you will be retained by the Company for your acquisition, financing and other consulting activities on behalf of the Company that may be assigned to you from time to time by the Board of Directors of the Company. You will be compensated at the rate of $7,083.33 monthly, payable at the beginning of each calendar month in advance. We agreed that your time commitment in connection with these consulting activities will track your time commitment on similar activities performed for AHSC prior to entering into this Agreement. On the Effective Date, this Agreement shall supersede all prior agreements concerning such consulting activities between yourself and the Company or any affiliate of the Company, including your consulting agreement dated April 6, 1995 between you and AHSC.

The Company recognizes that your commitment regarding these consulting activities will require that you forego other business opportunities. Recognizing this, you will be accorded certain severance rights, namely: you shall be entitled to twelve (12) months of compensation in the event that this Agreement is terminated as a result of (i) your becoming physically or mentally disabled; or (ii) discretionary action of the Board (i.e., a termination of this Agreement other than for cause); or (iii) a corporate reorganization that has the effect of diminishing or impairing your consulting responsibilities.

The Company shall indemnify you against, and shall advance expenses incurred by you in the investigation and defense of, any claim, including any liabilities, damages, fines, penalties or other costs or expenses (including reasonable attorneys' fees) incurred in connection therewith, arising out of or related to your consulting activities under this Agreement to the fullest extent permitted by applicable law, the Company's Certificate of Incorporation or the Company's Bylaws; provided, that, you shall not be entitled to indemnification pursuant to
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this Agreement in connection with any claim
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Mr.Frank E. Egger
March 28, 1996
Page 2


initiated by you against the Company or any director, officer or employee of the Company, unless the Company has joined in or consented to the initiation of such claim. Notwithstanding any termination of your consulting services, the provisions of this paragraph relating to indemnification shall survive indefinitely.



If the above accurately sets forth our understanding, please execute the enclosed copy of this letter and return the same to me.

                                     Sincerely,

                                     INSIGHT HEALTH SERVICES CORP.



                                     By: /s/ E. Larry Atkins
                                        ----------------------------------
                                             E. Larry Atkins
                                             President


Agreed to and Accepted as of
the Date First Set Forth Above:


/s/ Frank E. Egger
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Frank E. Egger